Exhibit 99.1

CONTACT
Vince Finnegan
(800) 978-8136
NEWS RELEASE	vfinnegan@summithealthcarereit.com
FOR IMMEDIATE RELEASE

Summit Healthcare REIT, Inc. acquires an interest in

two skilled nursing facilities in the Northeast

Lake Forest, Calif., (March 7, 2017) – Summit Healthcare REIT, Inc. (“Summit” or the “REIT”) announced today that it has acquired an interest in two skilled nursing facilities located in the Northeast on February 28, 2017. The facilities, acquired for a total purchase price of $27.0 million, consist of a total of 318 licensed beds, and will be operated by and leased to the existing operator.

The acquisitions were made through Summit Fantasia Holdings II, LLC, a joint venture between Summit Healthcare Operating Partnership, LP (“Summit OP”), which is wholly owned by the REIT and Fantasia Investment III LLC (“Fantasia”), a U.S. based affiliate of Fantasia Holdings Group Co., Limited. Summit OP has previously partnered with Fantasia in a prior acquisition.

“In this competitive market, we were pleased to find an opportunity that is a good fit for Summit,” said Kent Eikanas, President and Chief Operating Officer. “This is an exciting time for the REIT as we continue our expansion and diversification throughout the United States.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 31 long-term triple-net leased healthcare facilities in 11 states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Vince Finnegan at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2015, and the quarterly reports for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.